Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-132795 and 333-143274 on Form S-8 and Registration Statement No. 333-138652 on Form S-3 of our report date March 10, 2009, relating to the consolidated financial statements of Telesat Holdings Inc. (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) appearing in this Annual Report on Form 10-K of Loral Space & Communications Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
March 16, 2009